EXHIBIT 99.2




FOR IMMEDIATE RELEASE

CONTACT:  Wayne Charness
          Corporate Communications
          401-727-5983



    HASBRO OFFERS $225 MILLION IN CONVERTIBLE DEBENTURES

     PAWTUCKET, R.I., November 27, 2001 - Hasbro, Inc. (NYSE:HAS) today announced details of a private offering of $225 million of Convertible Senior Debentures due 2021. The Convertible Senior Debentures will carry an annual interest rate of 2.75 percent and will be issued under Rule 144A and Regulation S.

     These Debentures will be convertible into shares of Hasbro common stock at a price of $21.60 per share if the closing price of Hasbro common stock on the New York Stock Exchange exceeds certain levels for a specified period of time or in certain other circumstances. This conversion premium represents a 25 percent premium over Hasbro's closing price of $17.28 on November 26, 2001. Debenture holders may put the notes back to Hasbro on December 1, 2005, December 1, 2011, and December 1, 2016.

     The initial purchasers will have the option to purchase an additional $25 million of the Debentures for a period of 13 days.

     The Company intends to use the proceeds generated from the offering to refinance existing debt.

     The Debentures and common stock issuable upon conversion have not been registered under United States or state securities laws and may not be offered or sold in the United
States except to qualified institutional buyers.

      Hasbro is a worldwide leader in children's and family leisure time entertainment products and services, including the design, manufacture and marketing of games and toys ranging from traditional to high-tech. Both internationally and in the U.S., its PLAYSKOOL, TONKA, MILTON BRADLEY, PARKER BROTHERS, TIGER, and WIZARDS OF THE COAST brands and products provide the highest quality and most recognizable play experiences in the world.

Certain statements contained in this release contain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These statements may be identified by the use of forward-looking words or phrases such as "anticipate", "believe", "could", "expect", "intend", "look forward", "may", "planned", "potential", "should", "will" and "would". Such forward-looking statements are inherently subject to known and unknown risks and uncertainties. The Company's actual actions or results may differ materially from those expected or anticipated in the forward-looking statements. Specific factors that might cause such a difference include, but are not limited to, the Company's ability to manufacture, source and ship new and continuing products on a timely basis and the acceptance of those products by customers and consumers at prices that will be sufficient to profitably recover development, manufacturing, marketing, royalty and other costs of products; economic conditions, including higher fuel prices, currency fluctuations and government regulation and other actions in the various markets in which the Company operates throughout the world; the inventory policies of retailers, including the concentration of the Company's revenues in the second half and fourth quarter of the year, together with increased reliance by retailers on quick response inventory management techniques, which increases the risk of underproduction of popular items, overproduction of less popular items and failure to achieve tight and compressed shipping schedules; the impact of competition on revenues, margins and other aspects of the Company's business, including the ability to secure, maintain and renew popular licenses and the ability to attract and retain talented employees in a competitive environment; market conditions, third party actions or approvals and the impact of competition that could delay or increase the cost of implementation of the Company's consolidation programs or alter the Company's actions and reduce actual results, and the risk that anticipated benefits of acquisitions may not occur or be delayed or reduced in their realization. The Company undertakes no obligation to make any revisions to the forward-looking statements contained in this release or to update them to reflect events or circumstances occurring after the date of this release.

                             ###